Exhibit 99.1

                                            (COMPANY LOGO OMITTED)

FOR IMMEDIATE RELEASE

May 19, 2004

For more information contact:
Michael A. Carty at (812) 238-6000


FIRST FINANCIAL CORPORATION DECLARES 16TH CONSECUTIVE DIVIDEND INCREASE


TERRE HAUTE, INDIANA - Reflecting continued strong financial performance, the directors of First Financial Corporation (NASDAQ:THFF) have declared a semi-annual dividend of 39 cents per share payable on July 1, 2004, to shareholders of record at the close of business on June 16, 2004. This represents an increase of 14.7% over the semi-annual dividend paid in July of last year and a 15.3% increase in the year-to-year comparison. It is the 16th consecutive year the corporation has increased dividends paid to shareholders.

Commenting on the performance of the locally owned corporation, Donald E. Smith, chairman, credited the corporation's success, in part, to its strong community banking focus. "Our headquarters are in the area we serve. This gives us the distinct advantage of knowing our customers and their financial needs. We can deliver the products and services our customers and communities need and want."

As previously reported, year-to-date income has increased 51.9% compared to the same period in 2003. Non-interest income also increased over the same period.

First Financial Corporation is the holding company for First Financial Bank N.A., Vigo, Parke and Vermillion counties in Indiana and Clark and Vermilion counties in Illinois; First State Bank, First Farmers State Bank, The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana, and First Crawford State Bank and First Community Bank N.A. in Illinois.